Exhibit 99.2
AIR Communities Announces two Joint Ventures with a Value of $1.2 Billion; Proceeds to be used to Reduce Indebtedness and Fund Accretive Acquisitions
Denver, CO – Apartment Income REIT Corp. (NYSE: AIRC) (“AIR”) announced today joint ventures, with two of the world’s largest real estate investors, to recapitalize 11 properties valued at an aggregate of $1.2 billion based on a trailing twelve-month NOI cap rate of 5.6%. AIR will receive $600 million in proceeds (cash and debt relief), as well as asset and property management fees expected to contribute $2.5 million in annual margin. Upon completion of the transactions, AIR total indebtedness to ebitda will be less than 6:1, providing capacity for accretive acquisitions.
In the first joint venture, AIR will own a 53% interest in the partnership and a global institutional investor will own 47%. The portfolio is comprised of ten properties in AIR’s Same Store portfolio, with 3,093 apartment homes with monthly revenue averaging $2,457, located in Philadelphia, Denver, San Diego, South Florida, and Washington DC.
In the second joint venture, AIR will own a 30% interest in the partnership and a global asset manager will own 70%, of Huntington Gateway, a 443-unit property located in Alexandria, Virginia.
In both ventures, AIR will continue to be responsible for property management and asset management, earning fees and enjoying the opportunity to earn success-based promotes.
Each partner has also committed to investing alongside AIR in future acquisitions, one focusing on core opportunities and the second focusing on value-add opportunities.
Terry Considine, AIR Chief Executive Officer, comments: “I thank AIR’s new partners for their investments and confidence in AIR. It is a compliment to the entire AIR team that two of the world’s largest and most respected real estate investors recognize the excellence of AIR’s property management and AIR’s ability to source accretive transactions. We see great opportunity in today’s markets to make investments accretive to FFO while maintaining total indebtedness to ebitda at less than 6:1.”
Paul Beldin, Chief Financial Officer of AIR, comments: “AIR’s total indebtedness to ebitda was temporarily elevated at the end of our first quarter due to the January 2023 acquisition of Southgate Towers. These transactions reduce total indebtedness to within our targeted range and were contemplated in AIR’s full year FFO guidance. They are therefore neutral to expectations for the year.”
The joint venture transactions are subject to customary closing conditions and are expected to close during the second quarter, with the exception of two properties which require regulatory approvals, expected before year-end.
Citigroup is the exclusive financial advisor to AIR on the joint venture with the global institutional investor.
About AIR Communities
Apartment Income REIT Corp. (NYSE: AIRC) is a publicly traded, self-administered real estate investment trust (“REIT”). AIR’s portfolio comprises 75 communities totaling 25,795 apartment homes located in 10 states and the District of Columbia. AIR offers a simple, predictable business model with focus on what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management. The AIR Edge is a durable operating advantage in driving organic growth, as well as making possible the opportunity for excess returns for properties new to AIR’s platform. For additional information, please visit aircommunities.com.
Forward Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations.
Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “plan(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are not guarantees of future performance, condition or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, among others, that may affect actual results or outcomes include.
Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained. These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. We caution investors not to place undue reliance on any such forward-looking statements.
Matthew O’Grady
Senior Vice President, Capital Markets
(303) 691-4566
Mary Jensen
Head of Investor Relations
(303) 691-4349
investors@aircommunities.com